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Exhibit 99.1

TeraGlobal Announces Restructuring

        SAN DIEGO—(BUSINESS WIRE)—January 22, 2002—TeraGlobal Communications Corp. (OTC BB: TGCC) announced today that it has effected a restructuring of its work force to reduce operating expenses while it continues to explore alternatives for financing the Company's ongoing operations.

The Company has reduced its full-time employee base from 57 to 46 employees, a reduction of 19 percent of its work force. The positions were eliminated primarily from sales, sales support and customer support.

"We have been fortunate in employing some extremely talented individuals, making this restructuring difficult," said James A. Mercer III, Chief Financial Officer for TeraGlobal. "But under current market conditions, we are focusing our resources on completion of the Session™ product and its introduction to broader market opportunities."

There are currently 23 engineers and support personnel in the Company's research and development department. That department is continuing development efforts for its Session™ collaboration software, which will operate on the Windows® and Mac OS X operating systems. The initial Session™release, which includes audio and video conferencing, application sharing and shared workspace applications for Windows® operating system is scheduled for February 2002.

TeraMedia® software sales and installation continue primarily into education, media, medical and government accounts. The solution, which was developed Apple Mac OS 9 operating system, offers state of the art audio and video conferencing and collaboration applications.

The Company is continuing to finance its operations through bridge financing from existing investors on an as needed basis. The Company is actively evaluating a number of alternatives for recapitalizing the corporation. However, no definitive agreement or plans for a financing or recapitalization have been reached, and no firm commitments for further funding exist at this time.

TeraGlobal presently employs 38 people at its corporate headquarters in San Diego, California, with an additional 8 employees working in regional field sales offices throughout the United States.

About TeraGlobal Communications

TeraGlobal Communications Corp. develops software for real-time collaboration and communication over computer networks. TeraGlobal's TeraMedia®collaboration software, is industry leading technology combining extensive collaboration tools with integrated IP voice and video communications on the Apple Mac OS 9 operating system. The Company is currently developing Session™ collaboration software to run on the Windows® operating system.

TeraGlobal's corporate office is in San Diego, California, with regional field sales offices throughout the Unites States. TeraGlobal stock is traded on the OTCBB under the symbol "TGCC".

TeraGlobal and TeraMedia are registered trademarks of TeraGlobal Communications Corp. Other trademarks are properties of their respective owners.

Certain matters discussed in this press release may contain forward-looking statements that may involve risk and uncertainties, including but not limited to, the Company's ability to raise any additional capital, the amount, timing and terms of any such capital raise, the adequacy of such capital to meet ongong operating expenses, the timing of future product releases, as well as other factors detailed in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1
TeraGlobal Announces Restructuring